                                                                  EXHIBIT 10.78



                       [CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]


              INVESTMENT, RESEARCH SUPPORT AND MARKETING AGREEMENT


This Agreement is made as of September 29, 1995, by and between Chiron Corporation, a Delaware corporation ("Chiron") and Ciba-Geigy Limited, a Swiss corporation ("Ciba"), and Chiron Funding Corporation, a Delaware Corporation ("Newco").

RECITALS:

A. Ciba previously has agreed to provide funding and support for research and development activity conducted at Chiron pursuant to the terms of that certain Investment Agreement dated as of November 20, 1994, among Ciba, Chiron, Ciba-Geigy Corporation and Ciba Biotech Partnership, Inc. (the "Investment Agreement").

B. Ciba and Chiron now wish to implement such support through a newly organized corporation ("Newco") wholly-owned by Chiron, to which Chiron shall contribute royalty interests and promotional rights relating to specified products now under development by Chiron, all as provided below herein.


C. Chiron from time to time will sell and Ciba agrees to buy from Chiron shares of common stock of Newco as and when requested by Chiron, subject to the limitations contained herein, and Chiron will use the proceeds of such sales to fund the research and development of such products.

D. Chiron will have an option to repurchase such shares, which option, if exercised, will commit Chiron to offer to Ciba certain marketing rights with respect to such products.

AGREEMENTS:

     1.   NEWCO.

     1.01 INCORPORATION. Chiron has caused Newco to be organized as a Delaware corporation.

     (a) ARTICLES OF INCORPORATION. The Articles of Incorporation are attached hereto as Schedule 1.01.


     (b) BYLAWS. The Bylaws of Newco shall be adopted by the Board of Directors once fully constituted, and will be in standard form, with limits on

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     Board of Director action as to specific matters without supermajority approval, consistent with the provisions of Section 1.01(e) below.

     (c) DIRECTORS. The Board of Directors shall consist of three members, two of which shall be appointed by the majority shareholder, with the remaining Director appointed by the minority shareholder. Unless otherwise agreed by the parties, one Director appointed by each shareholder will have appropriate scientific background.


     The initial Directors will be William Green and Dennis Winger; provided that as soon as practicable following the execution of this Agreement, Chiron and Ciba shall elect directors in accordance with the preceding paragraph.

     (d) OFFICERS. Unless otherwise agreed, Newco shall have three officers, with the President and one other officer appointed by the Directors designated by the majority shareholder, and the remaining office appointed by the Directors designated by the minority shareholder.

     The initial officers of Newco shall be Dennis Winger, President, and William Green, Secretary; provided that as soon as practicable following execution of this Agreement, the Directors designated by Ciba shall appoint a third officer of Newco.


     (e)  ADDITIONAL AGREEMENTS.  Chiron and Ciba further agree as follows:

          (i) Neither Chiron nor Ciba shall transfer any shares of Newco stock, and Newco shall not issue any shares, to any third party without the prior written consent of both Chiron and Ciba.

          (ii) Newco shall not enter into any agreements or conduct any transactions, other than those specifically authorized in this Agreement or the Royalty Agreement, without the approval of both Chiron and Ciba.

          (iii) Ciba shall have the right to require that Newco exercise its rights under this Agreement, including without limitation the co-promotion option, and under the Royalty Agreement. Each of Chiron and Ciba shall be authorized to enforce against the other any and all rights of Newco against such other party.

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          (iv) In the event that Ciba acquires a majority interest in Newco, the parties agree to hold a shareholders meeting within thirty (30) days following the date on which such majority interest is acquired. At such meeting, new Directors shall be elected pursuant to Section 1.01(c), and new officers shall be appointed pursuant to Section 1.01(d).

          (v) At any time, Ciba or Chiron may notify the other party of changes in the Directors or officers designated by the notifying party hereunder. Both parties agree promptly to take and to cause Newco to take such actions as may be required to implement such changes in Directors or officers.

     1.02 CAPITAL. The authorized capital stock of Newco consists of 300,000 shares of Common Stock (par value $0.01 per share) (the "Newco Stock").

     1.03 INITIAL SHARE ISSUANCE; CONTRIBUTION. 240,000 shares of Newco Stock have been or promptly shall be issued to Chiron and are or shall be validly issued, fully paid and non-assessable. In consideration thereof, Chiron has or promptly shall effectively contribute to Newco as a capital contribution the following.:

          (a) CASH. Cash in an amount equal to the par value of the Newco Stock ($2400.00).

          (b) ROYALTY. A royalty agreement in the form of Schedule 1.03B (the "Royalty Agreement") with respect to royalties on Adult Vaccines, as defined therein.

          (c) CO-PROMOTION OPTION. The option to co-promote all Adult Vaccines in all countries of the world other than North America and Europe in which Newco, directly or indirectly, through Ciba or otherwise, reasonably has the field sales force and other promotional infrastructure necessary to successfully promote the Adult Vaccines. In determining such adequacy, the capabilities of Ciba's sales force and promotional infrastructure shall be deemed to be the field sales force and promotional infrastructure of Newco, in all countries where Ciba elects to undertake co-promotion activities. Such option shall be exercisable by Newco, on a country by country basis, by written notice to Chiron, at any time until 180 days following the granting of the first regulatory approval in North America or Europe to market and sell the first Adult Vaccine for which such regulatory approval is obtained. This option shall terminate automatically as to all Adult Vaccines, in any country, with respect to which the option is not exercised by Newco within the time limit set forth above, it being understood that it may be


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     in the interests of the parties to explore, without obligation, a broadening and/or extension of such co-promotion.

               (i) Upon exercise of the option by Newco, the parties shall negotiate in good faith a co-promotion agreement for the Adult Vaccines in the countries as to which Newco has exercised its co-promotion option, on commercially reasonable terms, which shall include (A) a pre-tax co-promotion profit to Newco of not less than [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Adult Vaccines in such countries, (B) an obligation of reasonable diligence, (C) a reservation in favor of Chiron of the right to market to international public organizations such as UNICEF and W.H.O, with an appropriate compensation to be paid to Newco for any co-promotional activity agreed to be provided by Newco supporting such international sales, and (D) such other terms as the parties may then agree. The co-promotion right shall expire as to each Adult Vaccine six (6) years after the first commercial sale, on a country by country and product by product basis.

               (ii) Newco agrees to exercise such option only in the event that Newco is able to contract with Ciba (or other entity acceptable to Ciba and Chiron) to perform the co-promotion activities.

               (iii) Newco, and in the event that Newco has granted co-promotion rights hereunder to Ciba, Newco and Ciba shall keep accurate books and records as to its co-promotion, which books and records shall be subject to audit by Chiron, in the same manner as set forth in Section 3.05.

     1.04 FUTURE SHARE ISSUANCE; CONTRIBUTION.   At any time, upon request of
Chiron, and subject to the approval of Ciba pursuant to Section 2.04, Newco agrees to issue additional shares to Chiron, up to a maximum of the total authorized capital of Newco. In return for such shares, Chiron agrees to contribute the following:

          (a)  CASH.   Cash in an amount equal to the par value of the shares
     issued.

          (b)  PRODUCT RIGHTS.   Chiron shall grant to Newco the right to
     participate in marketing opportunities with respect to additional products other than Adult Vaccines, based on one or more of the following structures, to be determined at Chiron's election, but subject to approval by Ciba:

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          (i) ROYALTY INTEREST.  Chiron may grant to Newco the right to receive a royalty on net sales of such products, subject to acceptable terms and conditions, such as those set forth in the Royalty Agreement.

          (ii) MARKETING OR PROMOTION RIGHTS. Chiron may grant to Newco the right to participate in the marketing and/or selling in selected markets of the identified product(s). In such event, the parties would agree upon a supply arrangement under which Chiron would manufacture the products for sale through Newco or upon co-promotion arrangements under which Newco would market products sold through Chiron. Such rights would be subject to acceptable terms and conditions, such as stated in Section 1.03 (c) above.

          (iii) PROFITS INTEREST. Chiron may grant to Newco the right to receive a stated percentage of pre-tax profits and losses from the sale of products developed, manufactured and marketed by Chiron arising from the contributed project or products subject to acceptable terms and conditions.


2.   SUBSCRIPTION.

     2.01 CIBA OBLIGATION.    From time to time at Chiron's request, subject to
the limitations set forth in this Article 2, during the period commencing with the date hereof (the "Effective Date") and ending on December 31, 1999 (such period referred to herein as the "Funding Period"), Ciba agrees to purchase from Chiron and Chiron Agrees to sell to Ciba shares of Newco Stock at a price of One Thousand Dollars ($1000.00) per share.

     2.02. AGGREGATE PURCHASE LIMITATIONS. Ciba's obligation to purchase Newco Stock hereunder shall be subject to the following limitations:

          (a) The Net Purchased Amount, as defined below, shall not exceed Two Hundred Fifty Million Dollars (U.S. $250,000,000); provided, however, that such amount may be increased, at Chiron's request, to a maximum of Three Hundred Million Dollars (U.S. $300,000,000) pursuant to the Section 5.12 of the Investment Agreement. "Net Purchased Amount" shall mean, at any time, the aggregate amount paid to Chiron by Ciba for the purchase of Newco Stock pursuant to this Agreement, plus Ciba's share (in proportion to Ciba's percentage ownership interest in Newco) of royalties reinvested by Newco pursuant to Section 5.01. The Net Purchased Amount will be reduced by the aggregate amount of any dividends or other capital distributions actually paid by Newco to Ciba and any profits to Ciba from co-promotion or marketing activity

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     by Ciba pursuant to Section 1.03(c), in each case, through the date of any required purchase of Newco Stock.

          (b) The Net Purchased Amount shall not exceed at any time one hundred percent (100%) of the R&D Costs, as defined below, of research and development projects at Chiron as to which royalty or other interests have been granted to Newco pursuant to this Agreement including, initially the Adult Vaccines and, subsequently, new projects as contemplated by Sections
     1.04 and 2.04(the "Funded Projects"). As used herein, the "R&D Costs" of any Funded Project for a given period shall mean the fully burdened, fairly allocated costs of Chiron, on a consolidated basis, as determined under Chiron's normal project accounting practices, including reasonable and customary allocations of indirect and overhead expenses and charges in the nature of depreciation and amortization of capitalized cost, general and administrative expenses, and out-of-pocket expenses, to the extent that any of the foregoing were or are incurred after January 1, 1995, in connection with activities performed pursuant to a Funded Project during the period in question.

     2.03 TIMING LIMITATIONS. In no event shall Ciba be obligated to purchase Newco Stock such that the purchase price paid exceeds

          a)   Fifty Million Dollars (U.S. $50,000,000) in 1995;

          b) In 1996, One Hundred Million Dollars (U.S. $100,000,000), plus any unused portion of the funding limit for 1995 pursuant to section 2.03(a); and

          c) For subsequent calendar years, equal annual portions of the remaining unexpended aggregate amount under Section 2.02 above.

     2.04 FUNDED PROJECTS.   Chiron agrees to use the proceeds of sales of Newco
Stock to Ciba hereunder solely for the purpose of research and development activities with respect to Funded Projects, determined in accordance with this
Section 2.04.

          (a) In conjunction with any request by Chiron for the issuance of additional Newco Stock pursuant to Section 1.04, Chiron shall provide to Ciba proposals for research and development programs which Chiron desires to fund or partially fund as Funded Projects through the sale of such additional Newco Stock to Ciba. No limitation shall be placed upon the number of Funded Projects that Chiron may present to Ciba during the Funding Period.

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          (b)   Upon acceptance by Ciba of a proposal pursuant to Section
     2.04(a), Newco shall be authorized to issue additional Newco Stock pursuant to Section 1.04, and the proposed project shall become a Funded Project. A Funded Project shall remain a Funded Project for purposes of this Agreement unless or until Chiron elects, in its sole discretion, to discontinue research and development with respect to such project. Chiron will manage the research with respect to Funded Projects in its sole discretion.

          (c) Chiron will prepare, in consultation with Ciba, annual and quarterly forecasts of the R&D Costs for each Funded Project.

     2.05 SALES OF NEWCO STOCK. From time to time, not more frequently than once per fiscal quarter and prior to the conclusion of the fiscal quarter, Chiron shall provide Ciba with a written notice of the amount of Newco Stock that it wishes to sell to Ciba, and the associated purchase price, all in accordance with the provisions of this Article 2. Such purchase price shall not exceed the lesser of (i) 100% of R&D Costs of the Funded Projects incurred on or after January 1, 1995 and not previously funded through sales of Newco Stock hereunder; or (ii) the maximum funding obligation of Ciba pursuant to Section
2.03 for the period in question. Ciba shall purchase the requested amount of Newco Stock, by paying the purchase price in U.S. dollars in immediately available funds, by wire transfer, unless otherwise mutually agreed. The purchase price of the initial Newco Stock to be sold pursuant to Section 2.06 shall be due and payable upon execution of this Agreement. As to all subsequent sales of Newco Stock, the purchase price shall be due and payable within thirty
(30) days following the notice delivered by Chiron to Ciba pursuant to this
Section 2.05.

     2.06 INITIAL PURCHASE. As of the date hereof, Chiron agrees to sell and Ciba agrees to purchase Twelve Thousand (12,000) shares of Newco Stock and in consideration thereof Ciba shall promptly pay to Chiron by wire transfer Twelve Million Dollars (U.S.$12,000,000).

     3.   CHIRON RESEARCH AND DEVELOPMENT ACTIVITY.

     3.01 DILIGENCE. Chiron shall use reasonable commercial diligence to pursue and complete the research and to develop, test, gain regulatory approval for, market and sell the products of the Funded Projects. In the event that less than 100% of the R & D Costs of a Funded Project is provided to Chiron hereunder, Chiron nevertheless shall spend its own portion of such R & D Costs in conducting activities related to the Funded Project

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     3.02.     ALLOCATION OF FUNDING.  Where a Funded Project includes more than one product under development, and in the event that more than one Funded
Project is subject to funding pursuant to Section 2.04, funds received by Chiron through sales of Newco Stock or from Newco as reinvested net income shall be allocated, on a quarterly basis, as follows. First, such funds shall be allocated to Funded Projects, in accordance with the R&D Costs of each Funded Project actually incurred during the most recently completed fiscal quarter, as a percentage of the total R&D Costs of all Funded Projects incurred during such period. Second, the funds allocated to each Funded Project will be further allocated to each product within such Funded Project, in accordance with the R&D Costs of such product actually incurred during such period, as a percentage of the R&D Costs of the entire Funded Project incurred during such period. In the event that funds received by Chiron exceed the R&D Costs incurred in such most recently completed quarter, the excess shall be allocated, prorata, to R&D Costs incurred after the Effective Date and not previously funded or reimbursed hereunder, whether through the sale of Newco Stock to Ciba or the reinvestment of Newco net income.

     3.03 NO WARRANTY OF SUCCESS. CHIRON MAKES NO WARRANTIES OR GUARANTEES OF ANY KIND THAT THE RESEARCH AND DEVELOPMENT ACTIVITIES FUNDED HEREUNDER WILL BE SUCCESSFUL OR WILL ACTUALLY RESULT IN ANY MARKETED PRODUCTS.

     3.04 RIGHTS TO INVENTIONS. Nothing in this Agreement will cause Ciba or Newco to obtain any ownership or license rights in any patent or other intellectual property rights of Chiron in connection with any Funded Project; or any other right or license not specifically granted herein or in the Royalty Agreement. Chiron will own the right, title and interest in and to any new inventions arising in the course of any Funded Project, to the extent such inventions are made by Chiron, its employees, agents or assignors.

     3.05 AUDIT RIGHTS. Chiron agrees to keep accurate books and records of the funding received through sales of Newco Stock hereunder, the R & D Costs incurred with respect to Funded Projects, and the allocation of such funding pursuant to Section 3.02. Ciba shall have the right, at its own expense, for a
period of three (3) years after the end of the Funding Period,   to have an
independent certified public accountant ("CPA") reasonably acceptable to Chiron examine the relevant books and records Chiron, during normal business hours, at the principal offices of Chiron, upon two (2) weeks advance written request, to verify the R & D Costs or the allocation thereof to Funded Projects; provided, however, that such audits shall not occur more than once per year. Said CPA shall be under confidentiality obligations to Chiron, to reveal only

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whether there is an error in the R & D Costs or allocation reported to Ciba, and if so, the amount of such error.

     4.   REPURCHASE RIGHT.

     4.01 RIGHT TO REPURCHASE NEWCO STOCK. Chiron shall have the right (the Buy-Out Right") to repurchase from Ciba all Newco Stock sold to Ciba under this Agreement upon tender by Chiron to Ciba of payment in the amount of the Buyout Amount (as hereinafter defined) in effect at the time of such tender; provided that such right shall expire if such tender is not made prior to January 1, 2002.

     As used herein, "Buyout Amount" shall mean an amount equal to (i) the sum of all stock purchase payments made by Ciba prior to the date of such tender pursuant to this Agreement, PLUS (ii) interest thereon from the date of payment until the date of such tender at a rate equal to LIBOR determined and compounded on a quarterly basis, LESS (iii) the aggregate amount of any dividends or other capital distributions received or receivable by Ciba from Newco and any pre-tax profits received by Ciba from co-promotion or marketing activity by Ciba pursuant to Section 1.03(c), to the date of such tender, which exceed the pre-tax profits which would ordinarily be payable to a third party conducting such co-promotion or marketing activity, LESS (iv) interest on the amounts referenced in (iii) above from the date of actual receipt of such amount by Ciba until the date of such tender at a rate equal to LIBOR determined and compounded on a quarterly basis. Amounts reinvested in research and development at Chiron pursuant to Section 5.01 shall not be deemed payments to Ciba subject to (iii) above; but payments made to Ciba pursuant to Section 5.02 shall be subject to
(iii) above.

     4.02 FORM OF PAYMENT.    Chiron shall be entitled to make the payment of
the Buyout Amount in the form of cash, in immediately available funds, or Chiron Common Stock ("Chiron Stock"), or a combination of the two. If Chiron shall elect to employ Chiron Stock for the purposes of making such payment, such Chiron Stock shall be valued at its Fair Market Value as of the date immediately preceding the date on which such payment shall be made. As used herein, "Fair Market Value" shall mean, as of any date of determination, the average of the closing sale prices of Chiron Stock during the 10 trading day period immediately preceding such date of determination on the principal United States securities exchange registered under the Exchange Act on which Chiron Stock is listed, or, if Chiron Stock is not listed on any such exchange, the average of the closing sale prices or the closing bid quotations of the Chiron Stock during the 10 trading day period preceding such date of determination on the NASDAQ National Market or any comparable system then in use, or, if no such quotations are available, the fair market value of the Chiron Stock as of such date of determination as determined in good faith by a majority of the Independent Directors,

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as defined in that certain Governance Agreement among Ciba, Chiron and Ciba-
Geigy Corporation dated as of November 20, 1994.

     4.03 EFFECT ON CO-PROMOTION RIGHT. If, at the time of repurchase by Chiron of Newco Stock pursuant to this Article 4, Newco has exercised the option to co-promote the Adult Vaccines in one or more countries, pursuant to Section 1.03(c), and has contracted with Ciba to perform such obligations, Ciba shall have the right to continue to co-promote Adult Vaccines then subject to said right in such countries for the remainder of the term of such co-promotion rights, all on the terms set forth in Section 1.03(a), together with the further rights set forth in Section 4.04..

     4.04 RESIDUAL RIGHTS.   In the event that Chiron exercises its right to
repurchase all of the Newco Stock pursuant to this Article 4, Chiron agrees to grant to Ciba the option (the Residual Rights Option) to expand its marketing rights, if any, with respect to all Adult Vaccines, as provided in this Section
4.04 (the "Residual Rights"). If exercised, Ciba would have the right to convert its co-promotion right into the right to exclusively market and sell all Adult Vaccines, in all countries of the world other than North America and Europe, in which Ciba then has the right to co-promote any Adult Vaccine pursuant to Section 1.03(c) and to extend such exclusive marketing for a period of six (6) years from the later of the date of Ciba's exercise of the Residual Rights Option or the first approval for commercial sale, on a product by product basis.

          (a) The Residual Rights Option shall be exercisable by Ciba, by written notice to Chiron, during the 60 days following Chiron's exercise of its Buy-out Right. Upon exercise of the Residual Rights Option by Ciba, the parties shall negotiate in good faith an agreement under which Chiron would manufacture and supply, and Ciba would market, sell and distribute, the Adult Vaccines in the countries as to which Ciba has Residual Rights, all on commercially reasonable terms, including reasonable and customary distributor obligations to use diligence and to pursue and pay the cost of regulatory approvals and other marketing, selling and product introduction activities.

          (b) Such agreement shall provide for a pre-tax distributor profit to Ciba of not less than [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales by Ciba of Adult Vaccines in such countries. In the event that the Net Purchase Price, as defined in Section 2.02 is less than $250,000,000, such minimum pre-tax distribution profit payable to Ciba hereunder will be reduced by multiplying [CONFIDENTIAL TREATMENT REQUESTED] of net sales by the following fraction:

                               NET PURCHASE PRICE
                            ------------------------
                                  $250,000,000


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          (c)  Ciba's exclusive rights pursuant to this Section 4.04 shall be subject to the continuation of such promotional and sales activity as Chiron may be permitted to conduct under any applicable co-promotion and other marketing agreements entered into between Chiron and Newco or Ciba prior to the exercise of Chiron's Buy-Out Right and to the negotiation of equitable and reasonable terms for (i) the phase out such activity by Chiron after the expiration of the original terms of such agreements and
     (ii) compensating Ciba for the reduction of such exclusivity by reason of Chiron's continued activity.

     4.05 COOPERATION. Chiron and Ciba shall meet and confer from time to time to consider whether and to what extent it is in their respective best interests to permit Chiron to participate in marketing of Adult Vaccines on a county-by-country basis. Nothing in this Section 4.05, however, shall obligate Newco or Ciba either (i) to exercise the options to acquire co-promotion rights or Residual Rights or (ii) if Ciba exercises the option to acquire the Residual Rights, to permit Chiron to participate in such Residual Rights, other than as provided in Section 4.04(c), except to the extent that Ciba determines it to be in its best interest to do so in the reasonable exercise of its discretion.

     5.   REINVESTMENT OF INCOME BY NEWCO.

     5.01 OBLIGATION TO REINVEST INCOME. During the Funding Period, Newco agrees that it will invest all revenues it receives pursuant to the Royalty Agreement or the co-promotion option or otherwise less payments to Ciba or others for co-promotion services and any expenses of otherwise doing business, as follows. Newco shall enter into a research and development funding agreement with Chiron pursuant to which it will provide funding to Chiron for the R & D Costs of the Funded Projects. In return for such funding, Newco shall receive the right to increased royalties on products arising from the Funded Projects in question, as provided in Section 1.01(b) of the Royalty Agreement. Chiron shall use such funding to pay for the R&D Costs of the Funded Projects in the final period in which they are received to the maximum extent possible and to pre-pay the R&D Cost of the Funded Project forecast to be incurred over the remainder of the Funding Period. To the extent so paid or prepaid, the R&D Costs shall not be eligible for funding hereunder, and therefore, shall not be used to calculate the limitation on the Net Purchased Amount under Section 2.02(b).

     5.02 TERMINATION OF SUCH OBLIGATION. In the event that during the Funding Period there are no unfunded R & D Costs of the Funded Projects; or in the event that income is received by Newco following the end of the Funding Period, Chiron and Ciba shall meet and confer as to the use of any income. If the parties cannot agree on another resolution, following the end of the Funding Period, all cash held or received by Newco in excess of its needs shall be distributed to the stockholders of Newco by dividend, subject to applicable law.

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     6.   ACTION BY CIBA MEMBERS OF CHIRON BOARD.

     Ciba agrees that the members of the Chiron Board of Directors which are designated by Ciba pursuant to that certain Governance Agreement dated as of November 20, 1994, shall refrain from voting, or otherwise acting to direct or control Chiron, with respect to any matter relating to the Funded Projects or Chiron's ownership of Newco Stock, or Chiron's exercise of its rights to repurchase Newco Stock hereunder.

     7.   CONFIDENTIALITY.

     During the term of this Agreement and for a period of five (5) years following the expiration or termination of this Agreement, Newco and Ciba agree to maintain in confidence all confidential or proprietary information of Chiron ("Confidential Information") which is disclosed to Newco or Ciba pursuant to this Agreement. Newco and Ciba shall use such Confidential Information only as permitted by this Agreement and shall not disclose the same to anyone other than its employees, agents or consultants, as are necessary for the purposes of this Agreement. Any such disclosure shall be on terms and conditions at least as restrictive as those contained herein.


     The foregoing obligation of confidentiality shall not apply to the extent that (a) Newco and Ciba are required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, and provides Chiron with reasonable notice prior to such disclosure, and cooperates with Chiron in seeking such protection for such disclosed information as Chiron may determine; or (b) Newco or Ciba can demonstrate that: (i) the information was at the time of receipt already in the public domain or thereafter entered the public domain other than as a result of actions of Newco, Ciba, or any of their respective employees, consultants, or agents, in violation hereof; (ii) the information was rightfully known by Newco and Ciba prior to the date of receipt hereunder; or (iii) the information was disclosed to Newco or Ciba by a third party source not under a duty of confidentiality to Chiron; or (iv) the information was independently developed by Newco or Ciba by employees, agents or consultants who had no access to the Confidential Information.

     8.   INDEMNIFICATION

     Chiron agrees to indemnify, defend and hold Newco and Ciba harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) (collectively, "Claims") arising as a result of

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Chiron's research and development activities which are funded pursuant to this
Agreement, or as a result of the manufacture, use or sale of any product arising from a Funded Project, except to the extent that such Claims result from (i) marketing, sale or promotion of the product by Newco, Ciba, or their respective affiliates or licensees, in deviation from the approved labeling for the product in question, or (ii) negligence or willful misconduct of Newco, Ciba, or their respective employees, agents or consultants.

     Newco and Ciba agree to notify Chiron promptly after receipt of notice of any Claim, and to cooperate with Chiron in connection with the investigation and defense of any Claim. Chiron shall have the right to control such defense, using counsel selected by Chiron, provided that Newco and Ciba shall each have the right to participate in such defense through its own counsel, at its sole expense. Chiron shall have the sole right to control the settlement or disposition of any such Claim, provided that Chiron shall not settle or compromise any Claim in any manner which would materially adversely impact the rights or activities of Newco or Ciba without prior written consent of Newco or Ciba, as the case may be, which consent shall not be unreasonably withheld.

     9.   MISCELLANEOUS.

     9.01 OBLIGATIONS UNDER OTHER AGREEMENTS. The promotional and marketing options hereunder are in lieu of the application of Sections 3.02 and 4.02 of that certain Cooperation and Collaboration Agreement between Chiron and Ciba dated as of November 20, 1994, with respect to all products arising from the Funded Projects. All obligations in such Sections are suspended during the term of this Agreement, the Royalty Agreement and any co-promotion or marketing agreements hereunder with respect to the products covered hereby and thereby.

     9.02 ASSIGNMENT.   Neither party shall have the right to assign any of its
rights or obligations hereunder to any unaffiliated third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the parties, their successors and permitted assigns.

          9.03 SEVERABILITY.    If any provision of this Agreement should be
held invalid or unenforceable, the remaining provisions hereof shall be unaffected and shall remain in full force and effect without regard to such invalid or unenforceable provisions, provided that such remainder is consistent with the intent of the parties as evidenced by this Agreement as a whole.

     9.04 AMENDMENT.    This Agreement may not be modified or amended except in
writing signed by both parties.

     9.05 ENTIRE AGREEMENT.    This Agreement and the Royalty Agreement
represent the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, including without limitation Exhibit B to the Investment Agreement.

     9.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     9.07 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

     9.08 INDEPENDENT CONTRACTORS. The parties hereto are independent contractors. Nothing herein shall construed to constitute Chiron and Ciba or Newco as joint venturers or partners with respect to the subject matter hereof.


Executed by the parties, effective as of the Effective Date.


CHIRON CORPORATION


By        /s/ William G. Green
          --------------------------------

Title     Senior Vice-President and
          General Counsel
          --------------------------------

Date      September 29, 1995
          --------------------------------




CIBA-GEIGY LIMITED


By        /s/ R. A. Meyer                    /s/ Dr. Herbert Gut
          --------------------------------   --------------------------------

Title     Member of the Executive
          Committee/CFO                      Senior Division Counsel
          --------------------------------   --------------------------------

Date
          --------------------------------   --------------------------------



CHIRON FUNDING CORPORATION

By        /s/ Dennis Winger
          --------------------------------

Title     President
          --------------------------------

Date      September 29, 1995
          --------------------------------

                                                                   Schedule 1.01

                          CERTIFICATE OF INCORPORATION
                                       OF
                           CHIRON FUNDING CORPORATION

                                    * * * * *

                                                         [COPY - NOT FOR FILING]

     1.   The name of the corporation is Chiron Funding Corporation.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is Three Hundred Thousand (300,000) and the par value of each of such shares is Zero Dollars and One Cent ($0.01) amounting in the aggregate to Three Thousand Dollars and No Cents ($3,000.00).

     5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

     6.   The name and mailing address of the sole incorporator is:

                         Corporation Trust Center
                         1209 Orange Street
                         Wilmington, Delaware  19801

     7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     8. The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and
accordingly have hereunto set my hand this       day of          , 19      .
                                           -----        --------      ------

                            -------------------------
                                Sole Incorporator

                                                                SCHEDULE 1.03B

                                ROYALTY AGREEMENT

                             BIOCINE ADULT VACCINES


     This Royalty Agreement is made effective as of September 29, 1995, by and between Chiron Corporation ("Chiron"), a Delaware corporation, and Chiron Funding Corporation, a Delaware Corporation ("Newco").

RECITALS.

     Chiron, Newco and Ciba-Geigy Limited, a Swiss corporation ("Ciba") have entered into a Subscription Agreement of even date herewith (the "Subscription Agreement"). The parties wish to set forth the terms under which Chiron will pay to Newco royalties on certain adult vaccine products of The Biocine Company identified on Schedule A hereto (the "Adult Vaccines"), as contemplated in
Section 1.03 of the Subscription Agreement.

AGREEMENTS.

All capitalized terms not defined in this Agreement shall have the meanings set forth in the Subscription Agreement.

1.   ROYALTIES

     1.01 OBLIGATION TO PAY ROYALTIES. In consideration of the Newco Stock issued to Chiron pursuant to Section 1.03 of the Subscription Agreement, subject to the terms and conditions set forth herein, Chiron hereby agrees to pay to Newco royalties on the Adult Vaccines identified in Schedule 1.01 hereto as follows.

          (a) ROYALTY RATE. The royalty rate for each Adult Vaccine shall be a percentage of worldwide Net Sales, as defined below, which rate shall be calculated as of the date on which the Chiron or its Affiliates, as defined below, first receive regulatory approval to market and sell such Adult Vaccine in the first country in Europe or North America in which such approval is obtained. If such approval is obtained during the Funding Period, the royalty rate will be recalculated at the end of the Funding Period as provided below.

     Royalty Rate = [CONFIDENTIAL TREATMENT REQUESTED] x The
                    [CONFIDENTIAL TREATMENT REQUESTED] x  The
                    [CONFIDENTIAL TREATMENT REQUESTED]

          Wherein: The [CONFIDENTIAL TREATMENT REQUESTED] equals [CONFIDENTIAL TREATMENT REQUESTED], when [CONFIDENTIAL TREATMENT REQUESTED] is the prorata portion of [CONFIDENTIAL TREATMENT REQUESTED], as defined below, attributable to such Adult Vaccine pursuant to Section 2.06 of the Subscription Agreement and [CONFIDENTIAL TREATMENT REQUESTED] is the

     [CONFIDENTIAL TREATMENT REQUESTED] for such Adult Vaccine. The [CONFIDENTIAL TREATMENT REQUESTED] equals [CONFIDENTIAL TREATMENT REQUESTED], but not greater than one (1), when [CONFIDENTIAL TREATMENT REQUESTED] is [CONFIDENTIAL TREATMENT REQUESTED] plus the amount of [CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED] is the [CONFIDENTIAL TREATMENT REQUESTED] for [CONFIDENTIAL TREATMENT REQUESTED] of the Adult Vaccines. [CONFIDENTIAL TREATMENT REQUESTED] means, on a [CONFIDENTIAL TREATMENT REQUESTED] basis for the [CONFIDENTIAL TREATMENT REQUESTED], and on a [CONFIDENTIAL TREATMENT REQUESTED] basis for the [CONFIDENTIAL TREATMENT REQUESTED], the [CONFIDENTIAL TREATMENT REQUESTED] of the Adult Vaccine(s) in question incurred during the [CONFIDENTIAL TREATMENT REQUESTED]. [CONFIDENTIAL TREATMENT REQUESTED] for an Adult Vaccine means the [CONFIDENTIAL TREATMENT REQUESTED] incurred by Chiron or its Affiliates with respect to such Adult Vaccine from [CONFIDENTIAL TREATMENT REQUESTED]. The [CONFIDENTIAL TREATMENT REQUESTED] incurred by Chiron [CONFIDENTIAL TREATMENT REQUESTED] for each Adult Vaccine has been provided to and approved by Ciba prior to the date hereof.

          For a royalty calculation made prior to the end of the Funding Period, the [CONFIDENTIAL TREATMENT REQUESTED] will be deemed to be one (1). At the end of the Funding Period, the royalty shall be recalculated based on the actual [CONFIDENTIAL TREATMENT REQUESTED] determined at that time.

          For example, if the amount of [CONFIDENTIAL TREATMENT REQUESTED] hereunder for [CONFIDENTIAL TREATMENT REQUESTED] is [CONFIDENTIAL TREATMENT REQUESTED] and the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED] is [CONFIDENTIAL TREATMENT REQUESTED] and if the [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED] is [CONFIDENTIAL TREATMENT REQUESTED], then the royalty payable to Newco will be:

        [CONFIDENTIAL     x    [CONFIDENTIAL     x    [CONFIDENTIAL     =    [CONFIDENTIAL
     TREATMENT REQUESTED]   TREATMENT REQUESTED]   TREATMENT REQUESTED]   TREATMENT REQUESTED]
                            --------------------   --------------------
                               [CONFIDENTIAL          [CONFIDENTIAL
                            TREATMENT REQUESTED]   TREATMENT REQUESTED]

        [CONFIDENTIAL     x    [CONFIDENTIAL     x    [CONFIDENTIAL     =    [CONFIDENTIAL
     TREATMENT REQUESTED]   TREATMENT REQUESTED]   TREATMENT REQUESTED]   TREATMENT REQUESTED]

          (b) REINVESTMENT OF ROYALTIES. Pursuant to Section 4 of the Subscription Agreement, Newco has agreed that it will reinvest its net income, including royalties actually received pursuant to this Section
     1.01 during the Funding Period, to pay or prepay R & D Costs of the Funded Projects at Chiron. The amount of all such funding which is reinvested by Newco will be included as part of the Aggregate Fraction, as provided in
     Section 1.01(a) with respect to the Adult Vaccines to which such funding is allocated.

          (c) ADJUSTMENT FOR LACK OF PATENT PROTECTION. Royalties payable hereunder shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] with respect to Net Sales in any country in which the sale of the Adult Vaccine in question is not covered by any patents or patent applications held by Chiron or its Affiliates, whether due to the lack of patent applications, adjudicated invalidity of patents, or expiration of patents prior to the end of the royalty term.

          (d) "AFFILIATES." As used herein, Affiliates of Chiron shall include all entities controlled by Chiron, but shall not include Newco and shall not include Ciba or any entity controlled by or under common control with Ciba which is not also controlled by Chiron. Affiliates of Chiron specifically include The Biocine Company and Biocine S.p.A.

2. NET SALES. As used herein, "Net Sales" means the invoiced price of a product sold by Chiron, its affiliates or licenses, less (i) discounts, rebates, chargebacks and allowances; (ii) credits or refunds for returned or damaged goods; (iii) sales, use, excise, value added and similar taxes;
     (iv) customs, export and import duties and other governmental charges; (v) transportation and insurance charges; (vi) royalties payable to third parties; (vii) costs incurred by Chiron, including amounts payable in damages or settlement, in defending claims by third parties that the products infringe third party intellectual property rights.

     In the event that a product is sold in combination with another active ingredient, or with a delivery system not developed as part of the Funded Project, or with instrumentation, or with other components in a kit, or with services related to the use of the product (all collectively referred to as "Other Components", and the resulting product referred to as a "Combination Product"), the parties shall reasonably determine the portion of Net Sales of the Combination Product which should be allocated to the product arising from the Funded Project. If the product arising from the Funded Project and the Other Components are sold separately, the Net Sales for the purpose of this Agreement shall be determined by multiplying the gross invoiced price of the Combination Product, less the deductions specified above, by a the fraction A/(A+B), where A is the selling price of the products arising from the Funded Project, and B is the selling price of the Other Components. If no such separate sales are made, the appropriate allocation shall be negotiated in good faith by the parties.

3. ROYALTY TERM. Royalties payable hereunder shall commence with the first commercial sale of the Adult Vaccine in question, and shall continue, on a country by country basis, until the later of the expiration of applicable patent protection for the Adult Vaccine in such country, or ten (10) years following the first commercial sale of such Adult Vaccine in such country.

4.   ROYALTY PAYMENTS AND REPORTS

     4.01. PAYMENTS. All royalties payable to Newco hereunder shall be paid in U.S. Dollars, on a quarterly basis within ninety (90) days following the close of Chiron's fiscal quarter, with respect to Net Sales of Adult Vaccines during such fiscal quarter.

     4.02. REPORTS. Each royalty payment shall be accompanied by a written report setting forth in reasonable detail the Net Sales of Adult Vaccines by

     Chiron, its affiliates and licensees during the applicable period and the
     resulting calculation of the royalty payment due hereunder.   For the
     purposes of determining royalties hereunder, Net Sales shall be calculated in the currency of the country of sale and then converted to U.S. Dollars in accordance with Chiron's standard accounting practices.

     4.03. TAXES. If law or regulation requires withholding of any taxes on payments with respect to Net Sales in any given country to Chiron, its affiliates or licensees, or on payments due to Newco hereunder, such taxes will be deducted on a country-by-country basis from such remittable payment, and the amounts due to Newco hereunder shall be remitted net of such withheld taxes. Chiron shall provide Newco with documentation of any such withholding or other taxes paid hereunder with respect to tax liability of Newco.

     4.04. BLOCKED CURRENCY. If, in any country, the transfer of payment to Chiron, its affiliates or sublicensees with respect to Net Sales, or the transfer of royalties to Newco hereunder, is prohibited by law or regulation, the payment obligations to Newco hereunder with respect to the amounts so restricted shall be fully satisfied upon payment of the amounts due to Newco in local currency to a bank account in Newco's name in such country. The parties agree to cooperate in their efforts to resolve any such blocked currency situation.


5. AUDIT RIGHTS. Chiron agrees to keep accurate books and records of the sales of all Adult Vaccines. Newco and Ciba shall have the right, at Ciba's expense, for a period of three (3) years after each report delivered pursuant to Section
4.02 to have an independent certified public accountant ("CPA") reasonably acceptable to Chiron examine the relevant books and records Chiron and its affiliates, during normal business hours, at the principal offices of Chiron, upon two (2) weeks advance written request, to verify the calculation of any royalty payment; provided, however, that such audits shall not occur more than once per year. Said CPA shall be under confidentiality obligations to Chiron, to reveal only whether there is an error in the calculation of a royalty payment owed hereunder, and if so, the amount of such error.

     Executed by the parties as of the date first written above.

CHIRON CORPORATION


By
          --------------------------------

Title
          --------------------------------



CHIRON FUNDING CORPORATION


By
          --------------------------------

Title
          --------------------------------

                                   SCHEDULE A


                                 ADULT VACCINES

Herpes Simplex Virus Vaccine (prophylactic and therapeutic use)

Hepatitis C Virus Vaccine (prophylactic and therapeutic use)

Cytomegalovirus Vaccine

Adjuvanted Hepatitis B Vaccine

Human Papilloma Virus Vaccine

Human Immunodeficiency Virus Vaccine